Exhibit 10.2

February 26, 2019

Robert C. Cantwell

[Address Redacted]

Dear Bob:

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you (“Consultant” or “You”) agree to provide certain consulting services (as defined below) to B&G Foods, Inc., a Delaware corporation (the “Company”).

1.                                      SERVICES.

1.1                               The Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor to provide certain consulting services to the Company on the terms and conditions set forth in this Agreement.

1.2                               Consultant shall report to the Chief Executive Officer of the Company and shall provide to the Company the following services (the “Services”): consulting services and advise relating to potential and proposed mergers & acquisitions and capital markets transactions.

1.3                               The Company shall not control the manner or means by which Consultant performs the Services.

1.4                               Except to the extent expressly set forth otherwise in Section 3.2 or elsewhere in this Agreement, Consultant shall furnish, at his own expense, the equipment, supplies and other materials used to perform the Services.  The Company shall provide Consultant with access to its premises and equipment to the extent necessary for the performance of the Services.

1.5                               To the extent Consultant performs any Services on the Company’s premises or using the Company’s equipment, Consultant shall comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

2.                                      TERM.

The term of this Agreement shall commence April 6, 2019 and shall continue until terminated in accordance with Section 6 (the “Term”).

Quality Foods Since 1889

3.                                      FEES; EXPENSE REIMBURSEMENT.

3.1                               As full compensation for the Services and the promises made to the Company in this Agreement, the Company shall pay Consultant $20,000 per month during the Term (the “Fee”), payable in arrears on or about the 6th day of each month following the month of service, commencing with a payment on or about May 6, 2019 for the month of April 6, 2019 to May 5, 2019.  Amounts payable to Consultant under this Agreement shall be without deduction or withholding of any kind other than any tax or other deduction or withholding determined by the Company to be required by applicable law.  Consultant acknowledges that he will receive an IRS Form 1099-MISC from the Company, and that Consultant shall be solely responsible for, and shall indemnify the Company against, all federal, state and local taxes, including penalties and interest, that may be owed by Consultant.

3.2                               The Company shall reimburse Consultant for reasonable and appropriately documented out-of-pocket expenses actually incurred and paid by Consultant but only to the extent (a) directly related to the Consultant’s performance of the Services, (b) incurred in accordance with the Company’s expense reimbursement policies and (c) approved in advance by the Company’s Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer or General Counsel.

4.                                      RELATIONSHIP OF THE PARTIES.

4.1                               Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Consultant and the Company for any purpose. Consultant does not have any authority (and shall not hold himself out as having authority) to bind the Company and Consultant shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4.2                               Without limiting Section 4.1 and except as otherwise expressly set forth in Section 4.3 below, Consultant will not be eligible as a result of this Agreement to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on behalf of Consultant. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed by Consultant in connection with the performance of the Services shall be Consultant’s employees and Consultant shall be fully responsible for them.  Consultant may not utilize any subcontractor or engage any other person or entity in connection with the performance of the Services without the Company’s prior written consent.  Consultant shall be fully responsible for any such subcontractors or other persons or entities and in no event shall the Consultant be relieved of his obligations under this Agreement as a result of his use or engagement of any such subcontractors or other persons or entities.

4.3                               The Company shall continue your medical and dental coverage (subject to any changes the Company makes to coverage for participants in general under the applicable medical and dental plans) through February 2022.  Your monthly contribution amount will be $858.33 and during the Term shall be automatically withheld from each monthly payment of the Fee and following the Term shall be invoiced to Consultant.

5.                                      CONFIDENTIALITY AND OTHER RESTRICTIONS.

5.1                               Consultant recognizes and acknowledges that during the Term, Consultant will acquire certain proprietary and confidential information relating to the Company and its subsidiaries or other affiliates or relating to acquisition targets (the “Information”).  Consultant agrees that during the Term and thereafter, for any reason whatsoever, it shall not, directly or indirectly, except in the proper course of exercising Consultant’s duties hereunder, use for Consultant’s or another third party’s benefit, disclose, furnish, or make available to any person or entity, the Information.  For purposes of this Section 5.1, “Information” includes any and all verbal or written materials, documents, information, products, recipes, formulas, processes, technologies, programs, trade secrets, customer lists or other data relating to the business and operations of the Company and/or its subsidiaries or other affiliates or acquisition targets.

5.2                               Consultant acknowledges that the federal securities laws impose restrictions on your ability to purchase, sell, trade or otherwise transfer securities of the Company when in possession of material, non-public information regarding the Company, and you shall comply with those restrictions.

5.3                               Consultant recognizes and acknowledges that he is bound by continuing obligations to the Company set forth in Sections 10 and 11 of the Second Amended and Restated Employment Agreement, dated as of December 16, 2014, between Consultant and the Company (the “Employment Agreement”) that will continue in force and effect after his retirement from the Company and shall apply during the Term, it being understood, however, that Consultant’s obligations under Section 10 of the Employment Agreement shall expire pursuant to the terms thereof on April 5, 2020.

5.4                               In the event of a breach or threatened breach by Consultant of the provisions of this Section 5 the Company shall be entitled to an injunction restraining Consultant from violating the provisions of this Section.  Notwithstanding the foregoing, nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach

6.                                      TERMINATION.

6.1                               Either the Company or Consultant may terminate this Agreement at any time for any reason or no reason upon 30 days’ prior written notice to the other party. In the event of termination pursuant to this Section 6.1, the Company shall pay Consultant on a proportional basis any Fees then due and payable for any Services completed up to and including the date of such termination.

6.2                               Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, Consultant shall within 5 days after such expiration or termination:

(a)                           deliver to the Company all work product produced in connection with this Agreement (whether complete or incomplete) and all hardware, software, tools, equipment or other materials provided for Consultant’s use by the Company;

(b)                           deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Information;

(c)                            permanently erase all of the Information from Consultant’s computer systems after providing copies thereof to the Company; and

(d)                           certify in writing to the Company that Consultant has complied with the requirements of this Section.

6.3                               The terms and conditions of this Section 6.3 and Section 4, Section 5, Section 6.2, Section 9 and Section 10 shall survive the expiration or termination of this Agreement.

7.                                      OTHER BUSINESS ACTIVITIES.

During the Term and subject to Section 5 of this Agreement and Sections 10 and 11 of the Employment Agreement, Consultant may be engaged or employed in any other business, trade, profession or other activity that does not place you in a conflict of interest or perceived conflict of interest with the Company.

8.                                      PRIOR STOCK OPTION AGREEMENTS.

Consultant’s currently outstanding stock option agreements with the Company are hereby amended to provide that the vested portion of options upon Consultant’s retirement as an employee of the Company on April 6, 2019 (the “Retirement Date”), including any portion that vests as a result of your retirement pursuant to the terms of the stock option agreements, shall remain exercisable until the earlier of (A) the end of the three-year period immediately following your Retirement Date and (B) the current expiration date of such options.

9.                                      ASSIGNMENT.

Consultant shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding upon, and be enforceable against, each of the parties hereto and their respective successors and assigns.

10.                               MISCELLANEOUS.

10.1                        All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to, in the case of notices to Consultant, at Consultant’s address set forth on the first page of this Agreement, and in the case of notices to the Company, to B&G Foods, Inc., Four Gatehall Drive, Parsippany, NJ 07054, Attention: General Counsel, or such other addresses as either party may notify the other pursuant to this Section 10.1.  All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section 10.1.

10.2                        This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof.  It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof, except with respect to provisions thereof that by their nature are intended to survive any expiration or termination thereof.

10.3                        This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

10.4                        This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be construed and enforced under and in accordance with the laws of the State of New York, without regard to conflicts of law principles.

10.5                        This Agreement may be executed in multiple counterparts and by facsimile signature or scanned pdf, each of which shall be deemed an original and all of which together shall constitute one instrument.

If the content of this letter correctly expresses the mutual intent of the Company and Consultant regarding the subject matter hereof, please so indicate by executing a copy where indicated below and returning it to the undersigned.

Very truly yours,

B&G FOODS, INC.

By:	/s/ Scott E. Lerner
	Name:	Scott E. Lerner
	Title:	Executive Vice President, General Counsel and Secretary

ACCEPTED AND AGREED:

ROBERT C. CANTWELL

/s/ Robert C. Cantwell